Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Aprea Therapeutics, Inc. on Form S-3 (No. 333-276702) and Form S-8 (Nos. 333-234765, 333-250043, 333-260884, 333-265411, 333-268816 and 333-275440) of our report dated March 26, 2024, on our audit of the consolidated financial statements as of December 31, 2023 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 26, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

March 26, 2024